Exhibit 99.1

Syntel Revises 2012 Guidance

TROY, Mich., December 4, 2012 — Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) services, today announced that the Company is revising its 2012 guidance.

One of Syntel’s customers recently informed Syntel that it will be temporarily reducing spending for the remainder of 2012 only. As a result, Syntel is revising its full-year guidance for 2012. The Company currently expects revenue in the range of $720 to $722 million and EPS between $4.26 and $4.29 for the full-year 2012.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of September 30, 2012, Syntel employed more than 20,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 or from other factors not currently anticipated.

Contacts:

Zaineb Bokhari, Syntel 646-538-9898, zaineb_bokhari@syntelinc.com